EXECUTION VERSION

Exhibit 10.1

AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT

by and among

FATHOM DIGITAL MANUFACTURING CORPORATION

and

the MAJORITY TRA PARTIES (as defined herein)

Dated as of April 4, 2023

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TABLE OF CONTENTS

i

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TABLE OF CONTENTS

(continued)

Annexes and Exhibits

Annex A - Exchange TRA Parties

Annex B - Blocker TRA Parties

ii

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AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT

This AMENDED AND RESTATED TAX RECEIVABLE AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of April 4, 2023, is hereby entered into by and among Fathom Digital Manufacturing Corporation, a Delaware corporation (the “Corporation”), and the Majority TRA Parties. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the parties executing and delivering this Agreement (the “Amendment Parties”) previously executed and delivered that certain Tax Receivable Agreement, dated as of December 23, 2021, by and among the Amendment Parties and the other signatories thereto (the “Original Agreement”);

WHEREAS, certain of the Blocker TRA Parties were previously direct or indirect owners of the Blockers, and as a result of their previous ownership of the Blockers, the Blocker TRA Parties previously indirectly held interests in the Fathom Holdco, LLC, a Delaware limited liability company (the “Company”), through the Blockers;

WHEREAS, the Exchange TRA Parties hold (or prior to an Exchange will hold) Company Units;

WHEREAS, the Company is classified as a partnership for U.S. federal income tax purposes;

WHEREAS, each Blocker was, prior to merging with and into the Corporation pursuant to the Business Combination, classified as a corporation for United States federal income tax purposes;

WHEREAS, the Corporation, the Company, the Blockers, the Blocker Merger Subs and the Company Merger Sub entered into that certain Business Combination Agreement, dated as of July 15, 2021 (the “Business Combination Agreement”), pursuant to which on December 23, 2021, among other things (a) (i) Blocker Merger Sub 1 merged with and into Blocker 1, with Blocker 1 surviving, (ii) Blocker Merger Sub 2 merged with and into Blocker 2, with Blocker 2 surviving, and (iii) Blocker Merger Sub 3 merged with and into Blocker 3, with Blocker 3 surviving, (b) each Blocker subsequently merged with and into the Corporation, with the Corporation surviving, and (c) the Company Merger Sub merged with and into the Company, with the Company surviving as a Subsidiary of the Corporation (the “Business Combination”);

WHEREAS, as a result of or in connection with the Business Combination, the Corporation may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the Blocker Pre-BCA Covered Tax Assets;

WHEREAS, pursuant to the transactions undertaken pursuant to, or in connection with, the Business Combination Agreement, one or more of the Exchange TRA Parties will be treated for

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U.S. federal income tax purposes as selling all or a portion of such TRA Party’s Company Units to the Corporation (the “Initial Sale”);

WHEREAS, on and after the date of the Original Agreement, pursuant to, and subject to the provisions of, the Company LLC Agreement, each Exchange TRA Party has the right from time to time to require the Company to redeem (a “Redemption”) all or a portion of such TRA Party’s Company Units for shares of Class A Common Stock, which Redemption may be effected by the Corporation effecting a direct exchange (a “Direct Exchange”) of shares of Class A Common Stock for such Company Units, and as a result of such Redemptions or Direct Exchanges the Corporation may be entitled to utilize (or otherwise be entitled to the benefits arising out of) the Exchange Covered Tax Assets;

WHEREAS, the income, gain, loss, expense, deduction and other Tax items of the Corporation may be affected by the Blocker Pre-BCA Covered Tax Assets and the Exchange Covered Tax Assets;

WHEREAS, the parties to the Original Agreement (the “Parties”) desired to make certain arrangements with respect to the effects of the Blocker Pre-BCA Covered Tax Assets and the Exchange Covered Tax Assets;

WHEREAS, the Corporation has determined that the Original Agreement as written inadvertently excluded the Blocker TRA Parties from receiving, along with the Exchange TRA Parties, benefits under the Original Agreement on the BCA Basis;

WHEREAS, the Amendment Parties desire to correct the inadvertent exclusion described in the immediately preceding recital;

WHEREAS, in the Original Agreement, the Agreed Rate, the Default Rate and the Early Termination Agreed Rate were based in part on reference to LIBOR (as defined in the Original Agreement);

WHEREAS, the Amendment Parties desire to replace LIBOR as the reference rate in the Original Agreement with SOFR;

WHEREAS, the Original Agreement may be amended in writing to the extent contemplated herein by each of the Corporation and the TRA Parties who would be entitled to receive more than fifty percent (50%) of the aggregate amount of Early Termination Payments payable to all TRA Parties under the Original Agreement if the Corporation had exercised its right of Early Termination on the date of the most recent Exchange prior to such amendment (the “Majority TRA Parties”); and

WHEREAS, the Amendment Parties, which include TRA Parties sufficient to constitute Majority TRA Parties, desire to enter into this Agreement to amend and restate the Original Agreement in its entirety as set forth below.

NOW, THEREFORE, in connection with the foregoing and the respective covenants and agreements set forth herein, and intending the Parties to be legally bound hereby, the Amendment Parties agree as follows:

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ARTICLE I
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both (i) the singular and plural and (ii) the active and passive forms of the terms defined).

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for Taxes of (a) the Corporation and (b) without duplication, the Company, but in the case of this clause (b) only with respect to Taxes imposed on the Company and allocable to the Corporation (as reasonably determined by the Corporation); provided, that the actual liability for Taxes described in clauses (a) and (b) shall be calculated (i) using the Assumed State and Local Tax Rate, solely for purposes of calculating the state and local Actual Tax Liability of the Corporation and the Company, and (ii) assuming, solely for purposes of calculating the liability for U.S. federal income Taxes, in order to prevent double counting, that state and local income and franchise Taxes are not deductible by the Corporation for U.S. federal income Tax purposes.

“Advance Payment” is defined in Section 3.1(b) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.3(b) of this Agreement.

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of the product of (x) the Corporation’s income and franchise Tax apportionment rate(s) for each state and local jurisdiction in which the Corporation or the Company (or any of their Subsidiaries that are treated as partnerships or disregarded entities for U.S. federal or applicable state or local tax purposes) files income or franchise Tax Returns for the relevant Taxable Year and (y) the highest corporate income and franchise Tax rate(s) for each such state and local jurisdiction in which the Corporation, the Company, or such applicable Subsidiaries file income or franchise Tax Returns for each relevant Taxable Year; provided, that solely in respect of the Corporation, to the extent that state and local income and franchise Taxes are deductible for U.S. federal income tax purposes by the Corporation for the relevant Taxable Year, the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed federal income Tax benefit received by the Corporation with respect to state and local jurisdiction income and franchise Taxes (with such benefit calculated as the product of (a) the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year and (b) the Assumed State and Local Tax Rate (without regard to this proviso)).

“Attributable” is defined in Section 3.1(b) of this Agreement.

“Attribute Schedule” is defined in Section 2.1 of this Agreement.

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“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“BCA Basis” means the Tax basis, determined as of the time immediately prior to the Business Combination, in the Reference Assets that are amortizable under Section 197 of the Code or that are otherwise reported as amortizable on IRS Form 4562 for U.S. federal income Tax purposes to the extent depreciation or amortization with respect to such basis will be allocable to the Corporation (including, for the avoidance of doubt, as a result of Section 704(c) of the Code) as a result of the Business Combination. For the avoidance of doubt, BCA Basis shall not include Blocker Party Basis Adjustments or Exchange Party Basis Adjustments. BCA Basis shall be attributable to each Blocker TRA Party and Exchange TRA Party in amounts determined by the Corporation in good faith taking into account each Blocker TRA Party’s and each Exchange TRA Party’s relative ownership of the Company immediately prior to the Business Combination.

“Blocker 1” means CORE Fund I Blocker-5 LLC, a Delaware limited liability company that has elected to be treated as a corporation for U.S. federal income tax purposes.

“Blocker 2” means CORE Fund I Blocker-2 LLC, a Delaware limited liability company that has elected to be treated as a corporation for U.S. federal income tax purposes.

“Blocker 3” means SG (MCT) Blocker, LLC, a Delaware limited liability company that has elected to be treated as a corporation for U.S. federal income tax purposes.

“Blocker Merger Sub 1” means Rapid Blocker 1 Merger Sub, LLC, a Delaware limited liability company. “Blocker Merger Sub 2” means Rapid Blocker 2 Merger Sub, LLC, a Delaware limited liability company. “Blocker Merger Sub 3” means Rapid Blocker 3 Merger Sub, LLC, a Delaware limited liability company.

“Blocker Merger Subs” means, collectively, Blocker Merger Sub 1, Blocker Merger Sub 2 and Blocker Merger Sub 3.

“Blocker Party Basis Adjustment” means the increase or decrease to the Tax basis of, or the Corporation’s share of, the Tax basis of the Reference Assets under Section 734(b), 743(b) and 754 of the Code and, in each case, the comparable sections of U.S. state and local tax law, in each case, as a result of the application of Section 362(b) of the Code, to the extent applicable, attributable to the Blocker TRA Parties as part of the Business Combination and any payments made to the Blocker TRA Parties under this Agreement; provided, that any Tax basis included in BCA Basis shall be excluded from the determination of the Blocker Party Basis Adjustment.

“Blocker Pre-BCA Covered Tax Assets” means, with respect to a Blocker TRA Party, in each case, without duplication:

(i) any net operating loss, capital loss, disallowed interest expense under Section 163(j) of the Code, or tax credit of any Blocker that has accrued or otherwise relates to taxable periods (or portions thereof) beginning prior to the Closing Date (including, for the avoidance of doubt, any transaction tax deductions to the extent resulting in a net operating loss), provided, that, in the case of a taxable period of a Blocker beginning on or prior to the Closing Date and ending after the Closing Date (a “Blocker Straddle Period”), the attributes of such Blocker that are treated as accruing or otherwise relating to a taxable

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period (or portion thereof) beginning prior to the Closing Date shall for purposes of this Agreement be calculated based on an interim closing of the books as of the close of the Closing Date (and for such purpose, the taxable period of any partnership or other passthrough entity in which such Blocker owns a beneficial interest shall be deemed to terminate at such time), except that the amount of exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, with respect to such Blocker Straddle Period for property placed into service prior to the Closing Date shall be treated as apportioned on a daily basis;

(ii) BCA Basis attributable to a Blocker TRA Party;

(iii) Blocker Party Basis Adjustments; and

(iv) Imputed Interest reasonably determined to be allocable to payments pursuant to this Agreement arising from the items described in clause (i), (ii) and (iii) of this definition.

For the avoidance of doubt, Blocker Pre-BCA Covered Tax Assets shall include any carryforwards, carrybacks or similar attributes that are attributable to the Tax items described in clauses (i)-(iii).

“Blocker Straddle Period” is defined in the definition of “Blocker Pre-BCA Covered Tax Assets.”

“Blocker TRA Parties” means the Persons listed in Annex B.

“Blockers” means, collectively, Blocker 1, Blocker 2 and Blocker 3.

“Board” means the board of directors of the Corporation.

“Business Combination” has the meaning set forth in the Recitals.

“Business Combination Agreement” has the meaning set forth in the Recitals.

“Business Day” has the meaning set forth in the Business Combination Agreement.

“Change of Control” means the occurrence of any of the following events or series of related events after the date hereof:

(i) any Person, or group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (as defined in the Company LLC Agreement), or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then-outstanding voting securities (other than a group formed pursuant to the Investor Rights Agreement);

(ii) there is consummated a merger, consolidation or similar business transaction involving the Corporation with any other Person or Persons, and, either (a) the Board

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immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (b) immediately after the consummation of such transaction, the voting securities of the Corporation immediately prior to such transaction do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such transaction or, if the surviving company is a subsidiary, the ultimate parent thereof; or

(iii) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets (including a sale of assets of the Company), other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (iii) above, a “Change of Control” shall not be deemed to have occurred (x) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the ultimate beneficial owners of the Class A Common Stock and Class B Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares or equity of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions or (y) by virtue of the consummation of any transaction or series of transactions, immediately following which, the Corporation and one or more other entities (the “Other Constituent Companies”) shall have become separate wholly- owned Subsidiaries of a holding company, and the ultimate beneficial owners of the Class A Common Stock and Class B Common Stock immediately prior to such transaction or series of transactions, together with the ultimate beneficial owners of the outstanding equity interests in the Other Constituent Companies immediately prior to such transaction or series of transactions, shall have become the equityholders of the new holding company in exchange for their respective equity interests in the Corporation and the Other Constituent Companies, and such transaction or transactions would not otherwise constitute a “Change of Control” assuming references to the Corporation are references to such holding company.

“Class A Common Stock” means Class A common stock, $0.001 par value per share, of the Corporation.

“Class B Common Stock” means Class B common stock, $0.001 par value per share, of the Corporation.

“Closing Date” has the meaning set forth in the Business Combination Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

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“Company” is defined in the preamble to this Agreement.

“Company LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“Company Merger Sub” means Rapid Merger Sub, LLC, a Delaware limited liability company.

“Company Units” has the meaning given to the term “Class A Units” in the Company LLC Agreement. For the avoidance of doubt, except as the context otherwise requires, and without duplication, the term “Company Unit” shall include any interests in the Company sold or deemed sold in the Initial Sale.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or other agreement.

“Corporation” is defined in the preamble to this Agreement.

“Cumulative Net Realized Tax Benefit” as of the end of a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation (excluding, for the avoidance of doubt, the Taxable Years of the Blockers ending on the Closing Date), up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments of the Corporation for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination.

“Default Rate” means a per annum rate of SOFR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of law, as applicable, or any other event that finally and conclusively establishes the amount of any liability for tax and shall also include the acquiescence of the Corporation to the amount of any assessed liability for Tax.

“Direct Exchange” is defined in the recitals to this agreement.

“Early Termination Agreed Rate” means SOFR plus 100 basis points.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2 of this Agreement.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

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“Early Termination Rate” means the lesser of (i) 6.50% per annum, compounded annually, and (ii) the Early Termination Agreed Rate.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Exchange” means (a) the Initial Sale and (b) any Direct Exchange or Redemption or taxable purchase (as determined for U.S. federal income tax purposes) of Company Units by the Corporation from an Exchange TRA Party.

“Exchange Basis” means the Tax basis of the Reference Assets that are amortizable under Section 197 of the Code or that are otherwise reported as amortizable on IRS Form 4562 for U.S. federal income Tax purposes associated with the Company Units transferred upon an Exchange, determined as of the time immediately prior to such Exchange; provided, that any Tax basis included in BCA Basis shall be excluded from the determination of the Exchange Basis.

“Exchange Covered Tax Assets” means, with respect to an Exchange TRA Party, in each case, without duplication:

(i) BCA Basis attributable to an Exchange TRA Party and Exchange Basis;

(ii) Exchange Party Basis Adjustments; and

(iii) Imputed Interest reasonably determined to be allocable to payments pursuant to this Agreement arising from the items described in clause (i) and (ii) of this definition.

For the avoidance of doubt, Exchange Covered Tax Assets shall include any carryforwards or similar attributes that are attributable to the Tax items described in clauses (i) through (iii).

“Exchange Party Basis Adjustment” means the increase or decrease to the Tax basis of, or the Corporation’s share of, the Tax basis of the Reference Assets (i) under Section 734(b), 743(b) and 754 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, following an Exchange, the Company remains a partnership for U.S. federal income tax purposes) and (ii) under Sections 732, 734(b) and 1012 of the Code and, in each case, the comparable sections of U.S. state and local tax law (in situations where, as a result of one or more Exchanges, the Company becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes), in each case, as a result of any Exchange and any payments made under this Agreement; provided, that any Tax basis included in BCA Basis or Exchange Basis shall be excluded from the determination of the Exchange Party Basis Adjustment. For the avoidance of doubt, the preceding proviso shall not exclude any decrease in the Tax basis of Reference Assets that offset any Tax basis included in BCA Basis or Exchange Basis. Notwithstanding any other provision of this Agreement, the amount of any Exchange Party Basis Adjustment resulting from an Exchange of one or more Company Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Exchange TRA Parties” means the Persons listed on Annex A.

“Expert” is defined in Section 6.2 of this Agreement.

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“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (a) the Corporation and (b) without duplication, the Company, but in the case of this clause (b) only with respect to Taxes imposed on the Company and allocable to the Corporation, in each case using the same methods, elections, conventions, and practices used on the relevant Corporation Tax Return; provided, that the liability for Taxes described in clauses (a) and (b) shall be calculated (i) without taking into account the Blocker Pre-BCA Covered Tax Assets or the Exchange Covered Tax Assets, (ii) using the Assumed State and Local Tax Rate, solely for purposes of calculating the state and local hypothetical tax liability of the Corporation and the Company, and (iii) assuming, solely for purposes of calculating the liability for U.S. federal income Taxes, in order to prevent double counting, that state and local income and franchise Taxes are not deductible by the Corporation for U.S. federal income Tax purposes.

“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under the provisions of the Code with respect to the Corporation’s payment obligations in respect of such TRA Party under this Agreement.

“Independent Directors” means the members of the Board other than members of the Board that have been appointed or designated by a TRA Party or its Affiliates.

“Initial Sale” is defined in the recitals to this agreement.

“Interest Amount” is defined in Section 3.1(b) of this Agreement. “Interest Sale” is defined in Section 5.2(c) of this Agreement.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of the date hereof, by and among the Corporation and the other persons party thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to the Original Agreement.

“Market Value” means as of an Early Termination Date, the price for a share of Class A Common Stock (or any class of stock into which it has been converted) on a national securities exchange, as reported on bloomberg.com or such other reliable source as determined by the Managing Member (as defined in the Company LLC Agreement) in good faith, at the close of trading on the last full Trading Day (as defined in the Company LLC Agreement) immediately prior to such Early Termination Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. In the event the shares of Class A Common Stock are not publicly traded as of such Early Termination Date, then the Managing Member (as defined in the Company LLC Agreement) shall determine the Market Value in good faith.

“Maximum Rate” is defined in Section 7.11 of this Agreement.

“Member” has the meaning set forth in the Company LLC Agreement.

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“Net Tax Benefit” is defined in Section 3.1(b) of this Agreement.

“NYFRB” means the Federal Reserve Bank of New York.

“Objection Notice” is defined in Section 2.3(a) of this Agreement.

“Permitted Transfer” has the meaning set forth in the Company LLC Agreement.

“Permitted Transferee” has the meaning set forth in the Company LLC Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Company Units (including upon the death of a Member) (i) that occurs after the Business Combination but prior to a Redemption or Direct Exchange or other Exchange of such Units and (ii) to which Section 743(b) of the Code applies (other than such a transfer giving rise to basis adjustments described under Section 1.743-1(h) of the Treasury Regulations).

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 6.2 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.3(a) of this Agreement.

“Redemption” has the meaning in the recitals to this Agreement.

“Reference Asset” means any tangible or intangible asset of the Company and any asset held by any entities in which the Company owns a direct or indirect equity interest that are treated as a partnership or disregarded entity for U.S. federal income Tax purposes (but only to the extent such entities are held only through other entities treated as partnerships or disregarded entities) for purposes of the applicable Tax, as of the relevant date. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) an Attribute Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule and, in each case, any amendments thereto.

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“Senior Obligations” is defined in Section 5.1 of this Agreement.

“SOFR” means during any period, an interest rate per annum equal to the secured overnight financing rate for such period published on the SOFR Administrator Website by the SOFR Administrator. SOFR shall be applied in a manner consistent with market practice; provided that, in each case, if the Corporation determines that such market practice is not administratively feasible for the Corporation, SOFR shall be applied as otherwise reasonably determined by the Corporation.

“SOFR Administrator” means the NYFRB (or any successor administrator of SOFR).

“SOFR Administrator Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source for SOFR identified as such by the SOFR Administrator from time to time.

“Subsidiary” means, with respect to any Person and as of the date of any determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests, or the sole general partner interest, or managing member or similar interest, of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.2(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporation under the Code or comparable sections of U.S. state or local tax law, as applicable (which, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), after the Closing Date.

“Taxes” means any and all United States federal, state, or local taxes, assessments or other charges that are based on or measured with respect to net income or profits (including alternative minimum taxes and any franchise taxes imposed in lieu of an income tax), including, in each case, any related interest, penalties or additions to tax.

“Taxing Authority” means any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“TRA Parties” means (i) the Blocker TRA Parties and (ii) the Exchange TRA Parties.

“TRA Party Representative” means, initially, CORE Industrial Partners Management LP, and thereafter, that TRA Party or committee of TRA Parties determined from time to time by a plurality vote of the TRA Parties ratably in accordance with their right to receive Early

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Termination Payments hereunder if all Exchange TRA Parties had fully Exchanged their Company Units for Class A Common Stock or other consideration and the Corporation had exercised its right of early termination on the date of the most recent Exchange.

“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“U.S.” means the United States of America.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that:

(i) in each Taxable Year ending on or after such Early Termination Date, the Corporation will have taxable income sufficient to fully use the Blocker Pre-BCA Covered Tax Assets and the Exchange Covered Tax Assets (other than any such Blocker Pre-BCA Covered Tax Assets or Exchange Covered Tax Assets that constitute or have resulted in net operating losses, disallowed interest expense carryforwards, or credit carryforwards or carryovers (determined as of the Early Termination Date), which shall be governed by paragraph (iv) below) during such Taxable Year or future Taxable Years in which such deductions or other attributes would become available;

(ii) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code as in effect on the Early Termination Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law;

(iii) all taxable income of the Corporation will be subject to the maximum applicable Tax rate for U.S. federal income Tax purposes throughout the relevant period, and the Tax rate for U.S. state and local income Taxes shall be the Assumed State and Local Tax Rate as in effect for the Taxable Year of the Early Termination Date;

(iv) any net operating loss, excess interest deduction, or credit carryovers or carrybacks (or similar items with respect to carryovers or carrybacks) generated by any Blocker Pre-BCA Covered Tax Asset or Exchange Covered Tax Asset and available as of the Early Termination Date will be used by the Corporation on a pro rata basis from the Early Termination Date through (A) the scheduled expiration date of such loss carryovers or (B) if there is no such scheduled expiration, then the five-year anniversary of the date of the Early Termination Schedule;

(v) any non-amortizable, non-depreciable assets (including the stock in any Subsidiary treated as a corporation for Tax purposes) will be disposed of in a fully taxable transaction for an amount sufficient to fully utilize the adjusted basis for such assets, including any adjustments attributable to such assets under Sections 734 and 743 of the Code (and, in each case, the comparable sections of U.S. state and local Tax law), and for the avoidance of doubt including Exchange Party Basis Adjustments and Blocker Party Basis Adjustments, on the fifteenth anniversary of the later of (i) the applicable Exchange giving rise to an Exchange Party Basis Adjustment with respect to such assets and (ii) the Early Termination Date; provided, that in the event of a Change of Control that includes

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the sale of such asset (or the sale of equity interests in a partnership or disregarded entity for U.S. federal income tax purposes that directly or indirectly owns such asset), such non-amortizable, non-depreciable assets shall be disposed of at the time of the direct or indirect sale of the relevant asset in such Change of Control (if earlier than such fifteenth anniversary) for such price;

(vi) if, on the Early Termination Date, any Exchange TRA Party has Company Units that have not been Exchanged, then such Company Units shall be deemed to be Exchanged for the Market Value that would be received by such Exchange TRA Party if such Units had been Exchanged on the Early Termination Date, and such Exchange TRA Party shall be deemed to receive the amount of cash such Exchange TRA Party would have been entitled to pursuant to Section 4.3(a) had such Company Units actually been Exchanged on the Early Termination Date; and

(vii) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions.

Section 1.2 Rules of Construction. Unless otherwise specified herein:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii) References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii) References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iv) The terms “include” and “including” are by way of example and not limitation.

(v) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(vi) References to any Person shall include the successors and permitted assigns of such Person.

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(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Unless otherwise expressly provided herein, (i) references to organization documents (including the Company LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (ii) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

ARTICLE II
DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Attribute Schedule. Following the Closing Date, within ninety (90) calendar days after the filing of IRS Form 1120 (or any successor form) of the Corporation for a given Taxable Year, the Corporation shall deliver to the TRA Party Representative a schedule (the “Attribute Schedule”) that shows, in reasonable detail, (a) the Blocker Pre-BCA Covered Tax Assets that are available for use by the Corporation with respect to each Blocker TRA Party with respect to such Taxable Year and the portion of the Blocker Pre-BCA Covered Tax Assets that are available for use by the Corporation in future Taxable Years with respect to each Blocker TRA Party; and (b) the Exchange Covered Tax Assets that are available for use by the Corporation with respect to such Taxable Year with respect to each Exchange TRA Party that has effected an Exchange (including the Exchange Party Basis Adjustments with respect to the Reference Assets resulting from Exchanges effected in such Taxable Year and the periods over which such Exchange Party Basis Adjustments are amortizable or depreciable), and the portion of the Exchange Covered Tax Assets that are available for use by the Corporation in future Taxable Years with respect to each Exchange TRA Party that has effected an Exchange. The Attribute Schedule shall also list any limitations on the ability of the Corporation to utilize any Blocker Pre-BCA Covered Tax Assets or Exchange Covered Tax Assets under applicable laws (including as a result of the operation of Section 382 of the Code or Section 383 of the Code).

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Following the Closing Date, within ninety (90) calendar days after the filing of the Form 1120 (or any successor form) of the Corporation for any Taxable Year, the Corporation shall provide to the TRA Party Representative a schedule showing, in reasonable detail, the calculation of the Tax Benefit Payment in respect of each TRA Party for such Taxable Year and the calculation of the Realized Tax Benefit and Realized Tax Detriment and the components thereof for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

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(b) Applicable Principles. For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any period, carryovers or carrybacks of any Tax item attributable to the Blocker Pre-BCA Covered Tax Assets and the Exchange Covered Tax Assets shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, or other applicable law, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to a Blocker Pre-BCA Covered Tax Asset or an Exchange Covered Tax Asset and another portion that is not, such respective portions shall be considered to be used in accordance with the “with and without” methodology.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporation delivers to the TRA Party Representative a Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also deliver schedules, valuation reports, if any, and work papers, as determined by the Corporation or reasonably requested by the TRA Party Representative, providing reasonable detail regarding the preparation of the Schedule, and allow the TRA Party Representative reasonable access at no cost to the appropriate representatives of the Corporation, as determined by the Corporation or requested by the TRA Party Representative, in connection with the review of such Schedule. Without limiting the application of the preceding sentence, each time the Corporation delivers to the TRA Party Representative a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporation shall also deliver to the TRA Party Representative a reasonably detailed calculation of the applicable Hypothetical Tax Liability, a reasonably detailed calculation of the applicable Actual Tax Liability, as well as any other work papers considered relevant by the Corporation or requested by the TRA Party Representative, provided that the Corporation shall not be required to provide any information that it reasonably believes is unnecessary for purposes of determining the items in the applicable Schedule or amendment thereto. Subject to Section 2.3(b), an applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days after the first date on which the TRA Party Representative has received the applicable Schedule or amendment thereto unless (i) the TRA Party Representative provides the Corporation before such date with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) the TRA Party Representative provides a written waiver of such right of any Objection Notice before such date (in which case such Schedule or amendment thereto becomes binding on the date such waiver has been received by the Corporation). If the Corporation and the TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporation of an Objection Notice, then the Corporation and the TRA Party Representative shall employ the reconciliation procedures described in Section 7.8 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Attribute Schedule or Tax Benefit Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified after the date the Schedule was provided to the TRA Party Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures,

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(i) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”). The Corporation shall provide to the TRA Party Representative an Amended Schedule, along with reasonable detail regarding the preparation of the applicable portion of such Amended Schedule, within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (v) of the first sentence of this Section 2.3(b).

ARTICLE III
TAX BENEFIT PAYMENTS

Section 3.1 Timing and Amount of Tax Benefit Payments.

(a) Within five (5) Business Days after a Tax Benefit Schedule delivered to the TRA Party Representative becomes final in accordance with Section 2.3(a), the Corporation shall pay or cause to be paid to each TRA Party for such Taxable Year an amount equal to the excess, if any, of

(i) the Tax Benefit Payment in respect of such TRA Party for such Taxable Year determined pursuant to Section 3.1(b) over (ii) the aggregate amount of Advance Payments previously made to such TRA Party in respect of such Taxable Year; provided that, if the Corporation makes Advance Payments, it shall make Advance Payments to all parties eligible to receive payments under this Agreement with respect to a particular Taxable Year in proportion to their respective amount of anticipated payments under this Agreement in respect of such Taxable Year. Each such Tax Benefit Payment or such Advance Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporation or as otherwise agreed by the Corporation and such TRA Party. The Corporation shall use its commercially reasonable efforts to respond to any reasonable inquiry of a TRA Party in regard to the calculation of the amount payable to such TRA Party pursuant to any Schedule delivered under this Agreement, including the calculation of the Tax Benefit Payment in respect of such TRA Party for such Taxable Year.

(b) A “Tax Benefit Payment” in respect of a TRA Party means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. A Net Tax Benefit is “Attributable” to a Blocker TRA Party to the extent that it is derived from a Blocker Pre-BCA Covered Tax Asset with respect to a Blocker. A Net Tax Benefit is “Attributable” to an Exchange TRA Party to the extent that it is owed in respect of or derived from an Exchange Covered Tax Asset with respect to Company Units that were Exchanged by such TRA Party. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the sum of the total amount of payments previously made under Section 3.1(a) (excluding payments attributable to Interest Amounts) and the Advance Payments previously made under Section 3.1(b) of this Agreement (excluding any portion of Advance Payments in respect of anticipated Interest Amounts); provided, for the avoidance of

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doubt, that a TRA Party shall not be required to return any portion of any previously made Tax Benefit Payment or Advance Payment it receives under this Agreement. The “Interest Amount” in respect of the TRA Party shall equal the interest on the amount of the unpaid Net Tax Benefit Attributable to such TRA Party for a Taxable Year, which interest shall accrue on any unpaid Net Tax Benefit from and after the due date (without extensions) for filing the IRS Form 1120 (or any successor form) for the Corporation for such Taxable Year, calculated at the Agreed Rate, until the date such unpaid amounts are paid. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration in the Business Combination or an Exchange, as applicable, unless otherwise required by law. “Advance Payments” in respect of a TRA Party for a Taxable Year means the payments made by the Corporation to such TRA Party as an advance of such TRA Party’s anticipated Tax Benefit Payment for such Taxable Year. The Corporation shall be entitled at its option with the approval of a majority of the Independent Directors to make Advance Payments. Notwithstanding anything to the contrary in this Agreement, after any lump-sum payment under Article IV of this Agreement in respect of present or future Blocker Pre-BCA Covered Tax Assets or Exchange Covered Tax Assets, such Blocker Pre-BCA Covered Tax Assets or Exchange Covered Tax Assets shall no longer be considered Blocker Pre-BCA Covered Tax Assets or Exchange Covered Tax Assets, as applicable, for purposes of determining Tax Benefit Payments or the Net Tax Benefit.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed consistent with such intent.

Section 3.3 Pro Rata Payments.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate amount of the tax benefit to the Corporation from the reduction in Tax liability as a result of the Blocker Pre-BCA Covered Tax Assets or the Exchange Covered Tax Assets is limited in a particular Taxable Year because the Corporation does not have sufficient taxable income to fully utilize available deductions and other attributes, the aggregate Net Tax Benefit for such Taxable Year shall be deemed Attributable to each TRA Party for purposes of Section 3.1(b) in proportion to the portion of such Net Tax Benefit that would be Attributable to such TRA Party under Section 3.1(b) if the Corporation had sufficient taxable income so that there were no such limitation; provided, that, for the avoidance of doubt, for purposes of allocating among the TRA Parties the aggregate Net Tax Benefit with respect to any Taxable Year, the operation of this Section 3.3(a) with respect to any prior Taxable Years shall be taken into account so as to eliminate as quickly as possible, proportionately, the difference with respect to each TRA Party between (i) the aggregate Net Tax Benefit that would be Attributable to such TRA Party under Section 3.1(b) with respect to each such Taxable Year (on a cumulative basis) if the Corporation had sufficient taxable income so that there were no limitation under this Section 3.3(a) and (ii) the actual aggregate Net Tax Benefit deemed Attributable to such TRA Party under Section 3.1(b) with respect to each such Taxable Year (on a cumulative basis) by operation of this Section 3.3(a). Consistent with the foregoing, the Attribute Schedule for a given Taxable Year shall reflect the operation of this Section 3.3(a) in respect of previous Taxable Years, with the Blocker Pre-BCA Covered Tax Assets and Exchange Covered Tax Assets described in such Attribute Schedule that are Attributable to a TRA Party being adjusted to reflect payments received in respect of such Blocker Pre-BCA Covered Tax Assets and Exchange Covered Tax Assets (the intention of the

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Parties being to avoid duplicative payments and maintain records sufficient to allow the Corporation to allocate Tax Benefit Payments consistent with the terms of this Section 3.3(a)).

(b) After taking into account Section 3.3(a), if for any reason the Corporation does not fully satisfy its payment obligations to make Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year (for example, as a result of having insufficient cash to make the Tax Benefit Payments due hereunder), then the Corporation and the TRA Parties agree that (i) the Corporation shall make payments due hereunder to the TRA Parties in respect of a Taxable Year in the same proportion as such payments would have been made if the relevant payment had been made in full by the Corporation, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been paid.

(c) To the extent the Corporation makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Sections 3.3(a) and (b)) in an amount in excess of the amount of such payment that should have been made to the TRA Party in respect of such Taxable Year, then (i) the TRA Party shall not receive further payments under Section 3.1(a) until the TRA Party has forgone an amount of payments equal to such excess and (ii) the Corporation shall pay the amount of the TRA Party’s forgone payments to other TRA Parties (to the extent applicable) in a manner such that each of the other TRA Parties, to the extent possible, shall have received aggregate payments under Sections 3.1(a) and (b) in the amount it would have received if there had been no excess payment to the TRA Party.

Section 3.4 Withholding. The Corporation and its affiliates and representatives shall be entitled to deduct and withhold from any payment that is payable to any TRA Party pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment in accordance with the Code or any provision of U.S. state, local or foreign tax law (including for this purpose any withholding required by the Corporation or its affiliates that may be required in connection with an Exchange). To the extent that amounts are so deducted or withheld and promptly paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant TRA Party. The Corporation shall provide evidence of such payment to each TRA Party in respect of which such deduction or withholding is required, to the extent that such evidence is available. Each TRA Party shall promptly provide the Corporation with any applicable tax forms and certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law. The Corporation will consider in good faith any applicable certificates, forms or documentation provided by a TRA Party that in such TRA Party’s reasonable determination reduce or eliminate any such withholding.

ARTICLE IV
TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) With the prior written approval of the Board (or any Person(s) to whom the Board has delegated such authority), the Corporation may terminate this Agreement with respect

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to all amounts payable to the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of the TRA Party; provided, however, that (i) this Agreement shall only terminate pursuant to this Section 4.1(a) upon the receipt in full of the Early Termination Payment by the TRA Parties, (ii) the Corporation shall deliver an Early Termination Notice only if it is able to make all required Early Termination Payments under this Agreement, and (iii) the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid.

(b) In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of a failure to make any payment when due, a failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, and the Corporation fails to cure such breach within 20 Business Days of the TRA Party Representative informing the Corporation of such breach, then, at the election of the TRA Party Representative, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach. Procedures similar to the procedures of Section 4.2 shall apply, mutatis mutandis, with respect to the determination of the amounts payable by the Corporation pursuant to this Section 4.1(b). Notwithstanding the foregoing, in the event that the Corporation breaches any of its material obligations under this Agreement, the TRA Party Representative shall be entitled to elect on behalf of all TRA Parties to receive the amounts referred to in this Section 4.1(b) or to seek specific performance of the terms of this Agreement. The Parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of a material obligation of this Agreement if the Corporation fails to make any Tax Benefit Payment when due to the extent that the Corporation has insufficient funds to make such payment; provided, (i) the Corporation has used reasonable efforts to obtain such funds (including by causing the Company or any other Subsidiaries of the Company to distribute or lend funds to facilitate such payment, and by accessing any revolving credit facilities or other sources of available credit to fund any such amounts) and (ii) that the interest provisions of Section 5.3 shall apply to such late payment (unless the Corporation does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.3 shall apply, but the Default Rate shall be replaced by the Agreed Rate).

(c) In connection with a Change of Control, all obligations under this Agreement with respect to the applicable TRA Parties shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control. Section 4.2 and Section 4.3 shall apply, mutatis mutandis, with respect to the determination of the amounts payable by the Corporation.

Section 4.2 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1(a) above, the Corporation shall deliver to the TRA Party Representative written notice of such intention to exercise such right (“Early Termination Notice”). In addition, if the Corporation chooses to exercise its right of early termination under

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Section 4.1(a) above, or the obligations under this Agreement are accelerated under Section 4.1(b) or Section 4.1(c) above, the Corporation shall deliver to the TRA Party Representative a schedule (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment due to each TRA Party. Such Early Termination Schedule shall become final and binding on all Parties consistent with the procedures described in Section 2.3(a). The date on which the Early Termination Schedule becomes final shall be the “Early Termination Effective Date.”

Section 4.3 Payment upon Early Termination.

(a) Within three (3) calendar days after an Early Termination Effective Date, the Corporation shall pay to the TRA Parties an amount equal to the Early Termination Payment in respect of such TRA Party; provided, however, that any amount payable pursuant to this Agreement as a result of a Change of Control shall be paid concurrently with the consummation of such Change of Control. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Party or as otherwise agreed by the Corporation and such TRA Party.

(b) “Early Termination Payment” in respect of a TRA Party shall equal (i) the present value, discounted at the Early Termination Rate, as of the date of the Early Termination Notice, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporation beginning from the date of the Early Termination Notice and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each such Tax Benefit Payment for each relevant Taxable Year would be paid on the due date (including extensions) under applicable law as of the Early Termination Date for filing of IRS Form 1120 (or any successor form) of the Corporation for each such Taxable Year, plus (ii) any Tax Benefit Payment due and payable with respect to such TRA Party that is unpaid as of the date of the Early Termination Notice.

(c) Upon the payment of the Early Termination Payment by the Corporation to a TRA Party, the Corporation shall not have any further payment obligations under this Agreement in respect of such TRA Party.

ARTICLE V
SUBORDINATION; CERTAIN TAX COVENANTS; LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of secured or unsecured indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the applicable TRA Parties and the Corporation shall make such payments at the first opportunity that such payments are permitted to

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be made in accordance with the terms of the Senior Obligations (it being understood that interest shall accrue on the amount of such unpaid obligation in accordance with the terms hereof). Payments under any tax receivable agreement or similar agreement (excluding, for the avoidance of doubt, this Agreement) entered into after the date hereof or as part of any transaction entered into after the date hereof in which the Corporation, the Company or their Subsidiaries would be required to pay the parties thereto for tax attributes shall be subordinate to all payments owed pursuant to this Agreement, and no such payments shall be made for so long as the Corporation has any current unpaid obligation pursuant this Agreement. The Corporation shall use its commercially reasonable efforts to maintain sufficient available funds for the purpose of making required payments under this Agreement and avoid entering into credit agreements or Senior Obligations that could be reasonably anticipated to materially delay the timing of any payments under this Agreement.

Section 5.2 Certain Tax Covenants.

(a) The Corporation hereby agrees and warrants to each TRA Party (i) that it will not cause the Company or any material Subsidiary of the Company to convert into, or elect to be treated as, a corporation for Tax purposes without the prior written consent of the TRA Party Representative,

(i) that it will not cause the Company to contribute any of its material assets into one or more Subsidiaries that are treated as corporations for Tax purposes, or cause the Company to liquidate or distribute in kind any of its material non-cash assets to its members, without the prior written consent of the TRA Party Representative, and (iii) that it will cause the Company, and any material Subsidiary that is treated as a partnership for Tax purposes, to make valid Section 754 elections (and all comparable elections under applicable state and local tax law) for its first Taxable Year ending after the date of this Agreement and it will not seek to revoke any such election until the Corporation has received all material tax benefits from all Exchange Party Basis Adjustments and Imputed Interest in respect of which the Corporation may be required to make any payments under this Agreement to the TRA Parties.

(b) The Corporation hereby agrees that prior to (i) any proposed Interest Sale (as defined in Section 5.2(c)) or (ii) any proposed sale or other disposition of all or any substantial part of the non-cash assets of the Company, it shall deliver to each TRA Party notice of such proposed transaction at least thirty (30) days prior to the consummation thereof and afford each TRA Party that still holds Company Units the opportunity to Exchange all or part of such Company Units prior to such date.

(c) For purposes of this Agreement, (i) any sale or other disposition of all or any part of the Corporation’s interest in the Company (an “Interest Sale”) shall be deemed to be comprised of a sale or other disposition of a pro rata portion of each of the separate interests held by the Corporation (i.e., the original interest of the Corporation as of the date of this Agreement and each additional interest acquired hereafter by Exchange or otherwise), regardless of whether such separate interests can be (or are) identified and separately conveyed, and (ii) notwithstanding any provision herein to the contrary, for purposes of determining the payments due to the TRA Parties hereunder attributable to such Interest Sale, each such separate interest that was acquired

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from a TRA Party pursuant to an Exchange shall be treated as a Reference Asset and the Exchange Party Basis Adjustment with respect thereto shall be the excess of the Tax basis of the Corporation in such interest immediately after such Exchange over the Tax basis of such TRA Party in the applicable Company Units immediately before such Exchange (with such Exchange Party Basis Adjustment to be increased as appropriate to reflect payments by the Corporation to such TRA Party pursuant to this Agreement and to be decreased as appropriate to reflect the depreciation or amortization attributable to the correlative Exchange Party Basis Adjustments to the underlying assets of the Company).

Section 5.3 Late Payments by the Corporation. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or other payment under this Agreement not made to the TRA Parties when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or other payment was due and payable.

ARTICLE VI
TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporation’s and the Company’s Tax Matters. Except as otherwise provided in this Agreement, the Business Combination Agreement or the Company LLC Agreement, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation, the Company and their Subsidiaries, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing,

(i) the Corporation shall notify the TRA Party Representative in writing of the commencement of, and keep the TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporation, the Company or any of their Subsidiaries by a Taxing Authority the outcome of which would reasonably be expected to materially affect the rights and obligations of a TRA Party under this Agreement, including the Tax Benefit Payments payable to TRA Parties,

(ii) shall provide to the TRA Party Representative reasonable opportunity (at the cost and expense of the TRA Party Representative, on behalf of the TRA Parties) to participate in or provide information and other input to the Corporation, the Company and their Subsidiaries, as applicable, and their respective advisors concerning the conduct of any such portion of such audit, which the Corporation, the Company and their Subsidiaries (including their advisors) shall consider in good faith; and

(iii) the Corporation, the Company and their Subsidiaries, as applicable, shall not enter into any settlement with respect to any such portion of such audit that could have a material adverse effect on the TRA Parties’ rights to receive payments under this Agreement without the written consent of the TRA Party Representative, such consent not to be unreasonably withheld, conditioned or delayed.

Section 6.2 Reconciliation. In the event that the Corporation and the TRA Party Representative are unable to resolve a disagreement with respect to a Schedule (a “Reconciliation

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Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to such parties. The Expert shall be a partner or principal in a nationally recognized accounting firm. If the Corporation and the TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the selection of an Expert shall be treated as a dispute subject to Section 7.8 and an arbitration panel shall pick an Expert. The Expert shall resolve any matter relating to a Schedule or an amendment thereto as soon as reasonably practicable and in any event within thirty (30) calendar days after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation except as provided in the next sentence. The Corporation and the TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert entirely adopts the position of the TRA Party Representative, in which case the Corporation shall reimburse the TRA Party Representative for any reasonable and documented out-of-pocket costs and expenses in such proceeding, or (ii) the Expert entirely adopts the Corporation’s position, in which case Tax Benefit Payments to the TRA Parties that would have increased Tax Benefit Payments if the position of the TRA Party Representative had been adopted shall be reduced proportionately in the aggregate by any reasonable and documented out-of-pocket costs and expenses in such proceeding. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 6.2 shall be binding on the Corporation and the TRA Parties and may be entered and enforced in any court having competent jurisdiction.

Section 6.3 Consistency. The Corporation and the TRA Parties agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Exchange Party Basis Adjustments, Blocker Party Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified in any Schedule finalized consistent with the terms of this Agreement, unless otherwise required by a contrary Determination by an applicable Taxing Authority.

Section 6.4 Cooperation. Each of the Corporation, the Company and the TRA Parties shall (a) furnish to the other Parties in a timely manner such information, documents and other materials as the other Party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or defending any audit, examination or controversy with any Taxing Authority, (b) make itself reasonably available to the other Parties and their respective representatives to provide explanations of documents and material and such other information as the other Party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporation shall reimburse each TRA Party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.4 at the request of the Corporation or the Company.

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Section 6.5 Tax Characterization. The Parties intend that (a) each Exchange shall give rise to Exchange Party Basis Adjustments and (b) payments to Exchange TRA Parties pursuant to this Agreement with respect to an Exchange (except with respect to amounts that constitute Imputed Interest) shall be treated as consideration in respect of such Exchange that give rise to additional Exchange Party Basis Adjustments.

Section 6.6 Change in Tax Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in Tax law, a TRA Party reasonably believes that the existence of this Agreement could increase the amount of income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Party upon any Exchange which is treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income and all applicable state and local Tax purposes or would have other material adverse Tax consequences to the TRA Party and/or its direct or indirect owners, then at the election of such TRA Party and to the extent specified by the TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by the TRA Party occurring after a date specified by it, or (iii) shall otherwise be amended in a manner determined by the TRA Party to waive any benefits to which such TRA Party would otherwise be entitled under this Agreement, provided that such amendment shall not result in an increase in or acceleration of payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment or increase the Corporation’s administrative burden in complying with this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Notices. All notices, designations, requests, requests for consent or consent provided for, and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be as specified in a notice given in accordance with this Section 7.1):

If to the Corporation, or the Company, to:

Fathom Digital Manufacturing Corporation

1050 Walnut Ridge Drive

Hartland, WI 53029

Attn: Ryan Martin

Ryan.Martin@fathommfg.com

with a copy (which shall not constitute notice to the Corporation or the Company) to:

c/o CORE Industrial Partners, LLC

150 N. Riverside Plaza, Suite #2050

Chicago, Illinois 60606

Attn: John May

E-mail: john@coreipfund.com

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and:

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Attn: Steven J. Gavin, Matthew F. Bergmann and Jason D. Osborn

E-mail: SGavin@winston.com, MBergmann@winston.com and JOsborn@winston.com

If to the TRA Party Representative:

c/o CORE Industrial Partners, LLC

150 N. Riverside Plaza, Suite #2050

Chicago, Illinois 60606 Attn: John May

E-mail: john@coreipfund.com

with a copy (which shall not constitute notice to the TRA Party Representative) to:

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Attn: Steven J. Gavin, Matthew F. Bergmann and Jason D. Osborn

E-mail: SGavin@winston.com, MBergmann@winston.com and JOsborn@winston.com

Any Party may change its address or e-mail address by giving each of the other parties hereto written notice thereof in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), all of which shall be considered one and the same agreement. Delivery of an executed signature page to this Agreement by facsimile transmission or electronic mail shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement and its enforcement and any controversy arising out of or relating to the making or performance of this Agreement shall be governed by,

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and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement, or the application of such term or provision to any Person or circumstance or in any jurisdiction, is invalid, illegal or incapable of being enforced, to any extent, by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect to the fullest extent permitted by law. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, such term or provision is hereby deemed modified to give effect to the original written intent of the Parties to the greatest extent consistent with being valid and enforceable under applicable law. No Party shall assert, and each Party shall cause its Affiliates or related parties not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable.

Section 7.6 Assignments; Amendments; Successors; No Waiver.

(a) Assignment. No TRA Party is permitted to assign, sell, transfer, pledge, delegate, or otherwise dispose of any interest, right or obligation under this Agreement without the prior written approval of the Board (not to be unreasonably withheld, conditioned or delayed); provided, that to the extent Company Units are transferred in accordance with the terms of the Company LLC Agreement, the transferring TRA Party shall assign to the transferee of such Company Units the transferring TRA Party’s rights under this Agreement as long as such transferee has executed and delivered or, in connection with such transfer, executes and delivers, a Joinder agreeing to become a “TRA Party” for all purposes of this Agreement.

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporation and by TRA Parties who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Parties hereunder if the Corporation had exercised its right of Early Termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any TRA Party pursuant to this Agreement since the date of such most recent Exchange); provided, however, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain TRA Parties will or may receive under this Agreement unless all such disproportionately affected TRA Parties consent in writing to such amendment; provided, further, that amendment of the definition of Change of Control or any approval rights granted to the Independent Directors will also require the written approval of a majority of the Independent Directors.

(c) Successors. Except as provided in Section 7.6(a), all of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

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(d) Waiver. Neither the failure nor delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No Party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes.

(a) Any and all disputes which cannot be settled amicably after good faith negotiations, including any ancillary claims of any Party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in the state of Delaware in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of Section 7.8(a), the Corporation and the TRA Party Representative may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling another Party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.8(b), each TRA Party (i) expressly consents to the application of Section 7.8(b) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporation as each TRA Party’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such TRA Party of any such service of process, shall be deemed in every respect effective service of process upon such TRA Party in any such action or proceeding.

(c) (i) EACH TRA PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN THE STATE OF DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 7.8(B), OR ANY JUDICIAL PROCEEDING ANCILLARY TO

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AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The Parties acknowledge that the forum designated by this Section 7.8(c) has a reasonable relation to this Agreement, and to the Parties’ relationship with one another.

(ii) The Parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.8(c) of this Section 7.8 and such Parties agree not to plead or claim the same.

Section 7.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH OR VALIDITY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (i) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

Section 7.10 Confidentiality. Each TRA Party and its assignees acknowledges and agrees that the information of the Corporation and its Affiliates provided pursuant to this Agreement is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters of the Corporation and its Affiliates and successors acquired pursuant to this Agreement. This Section 7.10 shall not apply to (i) any information that has been made publicly available by the Corporation, becomes public knowledge (except as a result of an act of any TRA Party in violation of this Agreement) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for a TRA Party to prosecute or defend claims arising under or relating to this Agreement, (iii) the disclosure of information to the extent necessary for a TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns, and (iv) the disclosure to any potential assignee or transferee of information in connection with an assignment, sale, pledge, alienation or transfer of any interest in this Agreement pursuant to Section 7.6(a) so long as such potential assignee or transferee agrees to be subject to the provisions of this Section 7.10. Notwithstanding anything to the contrary in this Agreement, to the extent required by applicable law or to the extent

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reasonably necessary for a TRA Party to comply with any applicable reportable transaction requirements under applicable law, each TRA Party (and each employee, representative or other agent of the TRA Party, as applicable) may disclose the Tax treatment and Tax structure of the Corporation, the Company and their Subsidiaries, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.

Section 7.11 Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Party hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any TRA Party shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment, Advance Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged, or received by any TRA Party exceeds the Maximum Rate, such TRA Party may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such TRA Party hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws.

Section 7.12 Independent Nature of Rights and Obligations.

(a) The rights and obligations of the each TRA Party hereunder are several and not joint with the rights and obligations of any other Person. A TRA Party shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Party have the right to enforce the rights or obligations of any other Person hereunder (other than the Corporation). Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any TRA Party pursuant hereto or thereto, shall be deemed to constitute the TRA Parties acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Parties are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporation acknowledges that the TRA Parties are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

(b) Except as otherwise explicitly provided in this Agreement, the actions of a TRA Party pursuant to and in accordance with this Agreement shall be binding only with respect to such TRA Party and not with respect to the any other TRA Party. To the fullest extent permitted by law, no TRA Party shall owe any duties (fiduciary or otherwise) to any other TRA Party or any other Person in determining to take or refrain from taking any action or decision under or in connection with this Agreement.

[Signature Page Follows This Page]

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IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Amended and Restated Tax Receivable Agreement as of the date first written above.

CORPORATION:

FATHOM DIGITAL MANUFACTURING CORPORATION

By: /s/ Ryan Martin

Name: Ryan Martin

Title: Chief Executive Officer

CORE INDUSTRIAL PARTNERS FUND I, L.P.

By:/s/ John May

Name: John May

Title: Managing Partner

CORE INDUSTRIAL PARTNERS FUND I PARALLEL, LP

By:/s/ John May

Name: John May

Title: Managing Partner

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ANNEX A

Exchange TRA Parties

Core Industrial Partners Fund I, L.P.

SBOF IV Incodema Holdings, LLC

Siguler Guff Small Buyout Opportunities Fund III (T), LP

Keidl Family Holdings, Inc.

Kemeera Holdings, Inc.

ICO Products, LLC

Robert L. Nardelli

Oldcut, Inc.

Southern Methodist University

Fat Stacks, LLC

Dahlquist Machine Holdco, Inc.

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ANNEX B

Blocker TRA Parties

CORE Industrial Partners Fund I Parallel, LP

Siguler Guff Small Buyout Opportunities Fund III, LP

Siguler Guff Small Buyout Opportunities Fund III (F), LP

Siguler Guff Small Buyout Opportunities Fund III (C), LP

Siguler Guff Small Buyout Opportunities III (UK), LP

Siguler Guff HP Opportunities Fund II, LP

Siguler Guff Americas Opportunities Fund, LP

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